Exhibit 99.1

Beasley Broadcast Group, Inc. Appoints Lauren Burrows Coleman as Chief Financial Officer

Marie Tedesco to Retire as CFO Following Three Decades of Service

Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a multi-platform media company, today announced the appointment of Lauren Burrows Coleman as Chief Financial Officer, effective Friday, November 1, 2024. Longtime CFO Marie Tedesco will retire from Beasley after 33 years of dedicated service to the company.

Before joining Beasley, Ms. Burrows Coleman served as Global Head of Strategic Corporate and Commercial Finance at Wayfair (NYSE: W), where she led a global team of 50 across Financial Planning & Analysis, Commercial Finance, Capital Markets, Corporate Development, and Global Tax functions.

Ms. Burrows Coleman’s impressive career also includes leadership positions at WindSail Capital Group and Wind Point Partners, both private equity firms, as well as GE Capital, where she managed equity and debt investments across various industries. She began her career as an investment banker in the Communications & Media group at Lehman Brothers.

“We are absolutely thrilled to welcome Lauren into the Beasley family,” said Caroline Beasley, Chief Executive Officer of Beasley Broadcast Group, Inc. “Her extensive and diverse experience, combined with her leadership skills, are exactly what we need to drive the company forward as we evolve into the future.”

Ms. Burrows Coleman holds an MBA from Harvard Business School and an A.B. cum laude from Dartmouth College.

She will succeed Marie Tedesco, who is retiring on November 1st after more than three decades with the organization.

“Marie has been an integral part of our success, and her contributions have shaped the organization into what it is today,” said Caroline Beasley. “It has been a privilege to work alongside her, and we are deeply grateful for her unwavering commitment, hard work, and leadership. We will greatly miss Marie’s wisdom and guidance, and we wish her nothing but the very best!”

About Beasley Broadcast Group:

Beasley Broadcast Group, Inc. (NASDAQ: BBGI) is a multi-platform media company whose primary business is operating radio stations throughout the United States. The Company offers local and national advertisers integrated marketing solutions across audio, digital and event platforms. The Company owns and operates stations in the following markets: Atlanta, GA, Augusta, GA, Boston, MA, Charlotte, NC, Detroit, MI, Fayetteville, NC, Fort Myers-Naples, FL, Las Vegas, NV, Middlesex, NJ, Monmouth, NJ, Morristown, NJ, Philadelphia, PA, and Tampa-Saint Petersburg, FL. Approximately 20 million consumers listen to the Company’s radio stations weekly over-the-air, online and on smartphones and tablets, and millions regularly engage with the Company’s brands and personalities through digital platforms such as Facebook, Twitter, text, apps and email. For more information, please visit www.bbgi.com.